                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              UNISYS CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              UNISYS CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------

- ---------------
    (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                               UNISYS CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 27, 1995

     The 1995 Annual Meeting of Stockholders of Unisys Corporation ("Unisys") will be held at the Hotel Atop The Bellevue, 1415 Chancellor Court, Philadelphia, Pennsylvania, on Thursday, April 27, 1995, at 9:30 a.m. for the following purposes:

     1.     to elect three directors;

     2. to consider and vote upon a proposal to ratify the selection of independent auditors for 1995;

     3. to consider and vote upon the stockholder proposals set forth in the attached Proxy Statement; and

     4. to transact such other business as may properly come before the meeting.

     Only holders of Unisys Common Stock of record at the close of business on February 27, 1995 will be entitled to vote at the Annual Meeting.

     A ticket is required for admission to the meeting. If you plan to attend and you are a stockholder of record (or if you have shares of Unisys Common Stock credited to your account in a Unisys savings plan), please mark the appropriate oval on the enclosed proxy card, and we will send you a ticket. If your shares are held in the name of a broker or other nominee, you must bring proof of ownership (e.g., broker's statement) to be admitted to the meeting.

                                                  By Order of the Board of Directors,

                                                  /s/ HAROLD S. BARRON
                                                  ---------------------
Blue Bell, Pennsylvania                           Harold S. Barron
March 16, 1995                                    Senior Vice President, General Counsel
                                                  and Secretary

                                    IMPORTANT
STOCKHOLDERS ARE URGED TO COMPLETE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY WHETHER OR NOT THEY PLAN TO ATTEND THE ANNUAL MEETING. THE ENCLOSED RETURN ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE U.S.A. STOCKHOLDERS OF RECORD ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS WHICH ARE CONSIDERED, IN WHICH CASE THEIR SIGNED PROXIES ARE REVOKED.

                               UNISYS CORPORATION

                                PROXY STATEMENT

                                    FOR THE

                      1995 ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Unisys Corporation ("Unisys") for the 1995 Annual Meeting of Stockholders to be held on April 27, 1995 and at any adjournment(s) thereof (the "Annual Meeting"). Action will be taken at the Annual Meeting with respect to the election of directors, the ratification of the selection of independent auditors and two stockholder proposals.

     As of February 27, 1995, the record date for the Annual Meeting, there were 170,999,764 shares of Unisys Common Stock outstanding and entitled to be voted at the meeting. Each such share is entitled to one vote on each matter to be voted upon. A majority of such shares, present in person or represented by proxy, will constitute a quorum at the meeting. Directors will be elected by a plurality of the votes cast. Approval of the other matters scheduled to come before the Annual Meeting will require the affirmative vote of the majority of shares present, in person or represented by proxy, at the meeting and entitled to vote thereon. For purposes of determining whether a matter has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. If brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and therefore will have no effect on the vote.

     If the enclosed proxy/voting instruction card is properly executed, returned and not revoked, the shares represented thereby will be voted in accordance with the directions set forth thereon. If a properly executed proxy gives no directions, the shares represented by the proxy will be voted FOR the election of directors, FOR the selection of independent auditors, AGAINST the adoption of the stockholder proposals and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting. Any person executing a proxy may revoke it at any time prior to its exercise by giving notice in writing to the Secretary of Unisys or by voting in person at the meeting.

     The enclosed proxy/voting instruction card also serves as a voting instruction to the trustee of the Unisys Savings Plan and the Unisys Retirement Investment Plan (collectively, the "Savings Plans") for any whole shares of Unisys Common Stock credited to the account of each participant in the Savings Plans as of February 27, 1995. The trustee will vote shares credited to each participant who returns the proxy/voting instruction card in a timely manner, signed and with a clear designation as to how the trustee should vote. If a participant's signed proxy/voting instruction card is not received by April 21, 1995, or if no instruction is given with respect to the matters to be voted upon, the shares credited to that participant will be voted by the trustee in the same proportion as are those shares for which proper instructions were received from other participants.

     This Proxy Statement, the accompanying form of proxy and the annual report of Unisys, including 1994 financial statements, are first being mailed on or about March 16, 1995.

     The principal executive offices of Unisys are located at Township Line and Union Meeting Roads, Blue Bell, Pennsylvania 19424.

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of 10 members, divided into three classes. One class of directors is elected each year to hold office for a three-year term and until their successors are chosen and have qualified. Two directors whose terms expire in 1995, Alan E. Schwartz and James A. Unruh, have been nominated for reelection. In addition, the Board of Directors has nominated Theodore E. Martin for election to the Board of Directors at the Annual Meeting. Donald V. Seibert will retire as a director at the completion of his term on April 27, 1995 and therefore is not a nominee for reelection. The remaining seven directors will continue to serve as set forth below. Each of the nominees has agreed to serve as a director if elected, and Unisys believes that each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director.

INFORMATION REGARDING NOMINEES AND DIRECTORS

     The names and ages of the directors and nominees, their principal occupations or employment during the past five years and other data regarding them is set forth below.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

- -------------------  THEODORE E. MARTIN
- -------------------  Mr. Martin, 55, is a Director and Executive Vice President-Operations of
                     Barnes Group Inc., a manufacturer and distributor of aircraft and automotive components and maintenance products. He has also held the positions of President and Chief Operating Officer and Group Vice
                     President of one of that company's principal business units.

- -------------------  ALAN E. SCHWARTZ
- -------------------  Mr. Schwartz, 69, is an attorney and a senior partner of the law firm of
                     Honigman Miller Schwartz and Cohn, Detroit, Michigan. He is a Director
                     of Comerica, Incorporated, Core Industries, Incorporated, The Detroit
                     Edison Company, Handleman Company, Howell Industries, Inc. and Pulte
                     Corporation. He has served as a Director of Unisys since 1971 and is a member of the Compensation and Organization Committee, the Finance
                     Committee and the Nominating Committee of the Board of Directors.

- -------------------  JAMES A. UNRUH
- -------------------  Mr. Unruh, 53, is Chairman of the Board and Chief Executive Officer of
                     Unisys. He has also held the positions of President and Chief Operating
                     Officer, Executive Vice President, and Senior Vice President and Chief
                     Financial Officer. He is a Director of Ameritech Corporation. He has
                     served as a Director of Unisys since 1986.

                     MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                                      TERM EXPIRING IN 1996
- -------------------  J. P. BOLDUC
- -------------------  Mr. Bolduc, 55, is a Director and former President and Chief Executive
                     Officer of W. R. Grace & Co., a specialty chemicals and health care company. He has also held the positions of President and Chief Operating
                     Officer, Chief Financial Officer and Vice Chairman of that company. He is a Director of Brothers Gourmet Coffees, Inc., Marshall & Ilsley
                     Corporation, Newmont Gold Corporation, Newmont Mining Corporation and
                     Sundstrand Corporation. He has served as a Director of Unisys since 1992 and is a member of the Corporate Responsibility Committee, the Finance
                     Committee and the Nominating Committee of the Board of Directors.

- -------------------  JAMES J. DUDERSTADT
- -------------------  Dr. Duderstadt, 52, is President of the University of Michigan. He is a
                     former Provost and Vice President for Academic Affairs and a former Dean of the University's College of Engineering. He is a Director of CMS
                     Energy Corporation/Consumers Power Corporation and the University of
                     Michigan Hospitals and is past Chairman of the National Science Board.
                     He has served as a Director of Unisys since 1990 and is a member of the
                     Audit Committee, the Corporate Responsibility Committee, the Nominating
                     Committee and the Pension Investment Committee of the Board of
                     Directors.

- -------------------  KENNETH A. MACKE
- -------------------  Mr. Macke, 56, is General Partner of Macke Partners, a venture capital firm. He is a retired Chairman and Chief Executive Officer of Dayton
                     Hudson Corporation, a general merchandise retailer. He is a Director of
                     First Bank System, Inc. and General Mills, Inc. He has served as a
                     Director of Unisys since 1989 and is a member of the Compensation and
                     Organization Committee, the Finance Committee and the Nominating
                     Committee of the Board of Directors.

                     MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                                     TERM EXPIRING IN 1997
- -------------------  GAIL D. FOSLER
- -------------------  Ms. Fosler, 47, is Vice President and Chief Economist of The Conference
                     Board, a business-sponsored, nonprofit research organization. She previously served as the Chief Economist and Deputy Staff Director for the Senate Budget Committee from 1978 to 1989. She is a Director of H.
                     B. Fuller Company and a Trustee of the John Hancock Mutual Funds. She
                     has served as a Director of Unisys since 1993 and is a member of the
                     Audit Committee, the Nominating Committee and the Pension Investment
                     Committee of the Board of Directors.

- -------------------  MELVIN R. GOODES
- -------------------  Mr. Goodes, 59, is a Director and Chairman and Chief Executive Officer
                     of Warner-Lambert Company, a diversified worldwide health care, pharmaceutical and consumer products company. He has also held the position of President and Chief Operating Officer of that company. He is a Director of Ameritech Corporation, Chemical Bank and Chemical Banking
                     Corporation. He has served as a Director of Unisys since 1987 and is a member of the Compensation and Organization Committee, the Finance
                     Committee and the Nominating Committee of the Board of Directors.

- -------------------  EDWIN A. HUSTON
- -------------------  Mr. Huston, 56, is Senior Executive Vice President-Finance and Chief
                     Financial Officer of Ryder System, Inc., an international highway transportation services company. He is a former Chairman of the Board of the Federal Reserve Bank of Atlanta. He has served as a Director of
                     Unisys since 1993 and is a member of the Audit Committee, the Nominating
                     Committee and the Pension Investment Committee of the Board of
                     Directors.

- -------------------  ROBERT MCCLEMENTS, JR.
- -------------------  Mr. McClements, 66, is retired Chairman of Sun Company, Inc., a diversified energy company. He has also held the position of President and Chief Executive Officer of that company. He is a Director of
                     Bethlehem Steel Corporation. He has served as a Director of Unisys since
                     1991 and is a member of the Audit Committee, the Corporate
                     Responsibility Committee and the Nominating Committee of the Board of
                     Directors.

BOARD MEETINGS

     The Board of Directors held nine meetings in 1994. During 1994, all directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and standing Committees on which they served.

COMMITTEES

     The Board of Directors has standing Audit, Compensation and Organization, and Nominating Committees as well as certain other Committees.

     The Audit Committee held four meetings in 1994. Its principal functions are to review compliance with Unisys policies, review the internal control procedures of Unisys, recommend to the Board of Directors the firm of independent auditors to serve Unisys each fiscal year, review the scope, fees and results of the audit by the independent auditors and review the internal audit organization and annual audit plan. The members of the Audit Committee are Ms. Fosler and Messrs. Duderstadt, Huston and McClements.

     The Compensation and Organization Committee held six meetings in 1994. Its principal functions are to review and approve remuneration of the elected officers of Unisys, evaluate performance, review and approve senior executive compensation programs, administer remuneration plans, including the long-term incentive and variable compensation plans of Unisys, and review management succession and related matters. The members of the Compensation and Organization Committee are Messrs. Goodes, Macke, Schwartz and Seibert.

     The Nominating Committee held one meeting in 1994. All directors other than Mr. Unruh are members of the Nominating Committee. The principal functions of the Nominating Committee are to identify and review candidates and recommend to the Board of Directors nominees for membership on the Board of Directors. In fulfilling this responsibility, the Nominating Committee will consider recommendations received from stockholders and other qualified sources. Stockholder recommendations must be in writing and addressed to the Chairman of the Nominating Committee, c/o Corporate Secretary, Unisys Corporation, Township Line and Union Meeting Roads, Blue Bell, Pennsylvania 19424. If a stockholder intends to make a nomination at an Annual Meeting, the Bylaws of Unisys require that the stockholder deliver a notice to Unisys not less than 90 days prior to such Annual Meeting setting forth (i) the name, age, business and residence addresses of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of capital stock of Unisys beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated and (v) such other information concerning each nominee as would be required, under the rules promulgated by the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee.

     The Board has also designated as standing committees a Corporate Responsibility Committee, a Finance Committee and a Pension Investment Committee and may establish other committees from time to time.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of its Audit Committee, has selected the firm of Ernst & Young LLP as independent auditors to audit the books and accounts of Unisys, including its worldwide subsidiaries, for the year ending December 31, 1995 and recommends ratification of such selection by the stockholders. Ernst & Young LLP has served as independent auditors for Unisys since the merger of Burroughs Corporation and Sperry Corporation in 1986, having previously served in that capacity for Sperry Corporation. Its representatives will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders.

     In the event the proposal to ratify the selection of Ernst & Young LLP is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the next year. However, because of the expense and difficulty in changing independent auditors after the beginning of a year, the Board of Directors intends to allow the appointment for 1995 to stand unless the Board of Directors finds other reasons for making a change.

     In connection with the year ended December 31, 1994, Ernst & Young LLP furnished, or is furnishing, worldwide audit services and certain non-audit services to Unisys. Significant items have been reviewed and approved by the Audit Committee of the Board of Directors. Fees incurred in connection with the audit or with the financial statements for the year ended December 31, 1994 and other services aggregated approximately $5 million.

     The Board of Directors considers Ernst & Young LLP to be well qualified to serve as the independent auditors for Unisys.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 1995. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

              PROPOSAL TO ADOPT A STOCKHOLDER RESOLUTION REGARDING
                             EXECUTIVE COMPENSATION

     Laura M. Pels, 1700 N. Patrick Henry Drive, Arlington, Virginia 22205, owner of 350 shares of Unisys Common Stock, has given notice that she intends to propose a resolution. The text of the resolution is as follows:

     "RESOLVED: That the shareholders of Unisys Corporation recommend that the Board of Directors take the necessary steps to institute a salary and compensation ceiling such that as to only future employment contracts, no senior executive officer or director of the Company receive combined salary and other compensation which is more than one hundred and fifty (150)% of the salary provided to the President of the United States.

     "REASONS: There is no corporation which exceeds the size and complexity of operation of the government of the United States of which the President is the chief executive officer. Even most government agencies far exceed the size, as measured by personnel and budget, of most private corporations. The President of the United States now receives a salary of $200,000; even heads of agencies and members of Congress are paid only somewhat in excess of $100,000. The recommended ceiling is sufficient to motivate any person to do his/her best.

     "In order to overcome even the appearance that officers of public corporations run the corporations for their benefit rather than for the benefit of the shareholders, the salary and compensation should not exceed that set forth above. Usually, there is no direct correlation between the profitability of a corporation and the compensation to officers. In fact, in many corporations, the compensation increases even as profits fall. Thus, it is clear that compensation does not usually serve as an incentive for a better run or more profitable corporation. Any officer who believes he/she can better his corporation should be sufficiently motivated by stock options as part of his compensation or by his purchase of stock on the open market.

     "There is a general consensus in the United States that corporate officials are grossly overpaid and that this state of affairs is encouraged by the policies of Boards of Directors. To remain competitive in world markets we must cut our costs. There is no shortage of qualified people who would gladly step in and do as good a job as the incumbent officers of the Corporation and who would have no hesitation serving with the aforementioned pay ceiling.

     "If you AGREE, please mark your proxy FOR this resolution."

STATEMENT OF UNISYS IN OPPOSITION TO STOCKHOLDER PROPOSAL

     The proposal would impose a rigid and arbitrary limitation on executive salary and other compensation, thus denying Unisys the flexibility to establish compensation at competitive levels. As is more fully described in the Report of the Compensation and Organization Committee beginning at page 16, the compensation program of Unisys is designed to attract and retain executives who will contribute to the success of Unisys and to reward those executives for achieving corporate and individual performance goals. Adoption of the proposal would reduce executive compensation at Unisys to a level well below that of executives holding comparable positions at peer companies. As a result, Unisys would be unable to compete with those companies for top quality executives. In addition, the imposition of a ceiling on compensation would severely limit the ability of Unisys to reward individual contributions or to motivate individuals to achieve future corporate goals, thus undermining the incentive nature of the compensation program. Unisys believes that it must retain the flexibility to make compensation decisions, taking into account factors such as individual and corporate performance, individual and corporate goals, industry conditions and compensation levels at peer companies. It is only by doing so that Unisys will be able to retain and to continue to attract executives critical to its success.

     For the reasons set forth above, the Board of Directors opposes the foregoing Stockholder Proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THE FOREGOING STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

              PROPOSAL TO ADOPT A STOCKHOLDER RESOLUTION REGARDING
                         COMPANY MATCHING CONTRIBUTIONS

     Edward J. Chiado, 726 Colonial Avenue, Sterling, Virginia 20164-4204, owner of 538 shares of Unisys Common Stock, has given notice that he intends to propose a resolution. The text of the resolution is as follows:

     "RESOLVED: That the shareholders of Unisys Corporation recommend that the Board of Directors take the necessary steps to reinstate Company Matching Contributions by the first day of the third quarter in FY95 as follows:

                                                                 UNISYS ADDS WITH
                        IF EMPLOYEE CONTRIBUTES:               UNISYS COMMON STOCK:
            -------------------------------------------------  --------------------
            1%...............................................          1.0 %
            2%...............................................          1.5 %
            3%...............................................          2.0 %
            4%...............................................          2.5 %
            5%...............................................          3.0 %
            6% or more.......................................          3.5 %

     "REASONS: Under the Unisys 1990 Long-Term Incentive Plan, stock options are granted to executive officers and directors. The stock options are designed to align the interests of executives and directors with those of stockholders. This approach is designed to encourage the creation of stockholder value over the long term since no benefit is realized unless the price of the Common Stock rises over a number of years. This plan, however, only compensates the executive officers and directors. There is no compensation for the 'front-line' employees.

     "As all Unisys stockholders are aware, a corporation consists of a team of employees working together to contribute to the short- and long-term success of the corporation and its shareholders. The majority of Unisys' competitors have a Company Matching Contribution Program in place that allows for stock purchases to be made for all employees that contribute to their own retirement fund. According to an article entitled 'Is your 401(k) OK?' in the September 19, 1994 issue of Newsweek Magazine, 83% of employers match employees' contributions. If Unisys is to remain competitive, they too must provide growth incentives to the entire team of employees, not just the executives and directors.

     "The company matching contributions to employees provide several benefits for the stockholders:

     1. Develops Employee Commitment to Company Interests. An employee who has an owner's financial interest in the Company and a stockholder's element of control will have greater motivation to improve the company. As employees' share in the ownership grows, the net worth of employees becomes more and more dependent upon the quality and future growth of the company.

     2. Brings Responsibility for High Quality and Productivity. With ownership comes responsibility, requiring employees to behave ethically, deliver quality products and services, and work efficiently and productively to make the company successful.

     3. Attracts and Retains Competent and Energetic Employees. Without this Resolution, Unisys will be unable to attract and retain top quality employees. Potential employees will opt to join competitor companies that offer employee ownership programs. Current employees will leave Unisys to join competitor companies, resulting in high turnover and retraining costs.

     4. Provides Growth for Unisys Stock. The continuous purchase of Unisys Common Stock is an important element in the continuous growth of the stock value.

     "If your investment objective in Unisys Common Stock is to increase stockholder wealth, please mark your proxy FOR this resolution."

STATEMENT OF UNISYS IN OPPOSITION TO STOCKHOLDER PROPOSAL

     The proposal recommends the reinstatement of company contributions under the Savings Plans, the "401(k)" plans currently available to Unisys employees in the United States. Under the proposal, employees who contribute a specified percentage of their compensation into the Savings Plans would receive, irrespective of corporate performance, specified matching contributions in the form of Unisys Common Stock.

     Unisys opposes the proposal because Unisys has recently implemented a new stock award program that is designed to achieve precisely the benefits cited by the proponent. Under the new Global Performance Equity Program (the "GPEP"), announced in January 1995, Unisys employees worldwide will receive awards in the form of Unisys Common Stock if Unisys meets specific corporate and business unit performance goals. In general, full-time employees who do not receive stock option grants will be eligible to receive stock awards under the program. For 1995, the performance criteria will consist of a corporate net income target, a corporate revenue target and customer satisfaction goals for defined business units. Target award amounts for 1995 for each business unit will be 1% of the unit's payroll for eligible employees, with actual awards ranging from zero to 200% of target, depending upon the degree to which the performance criteria are achieved. The stock awards for each business unit will be divided equally among the eligible employees in that unit.

     The GPEP is intended to provide performance incentives to full-time Unisys employees, to emphasize core organizational goals, to award results and to give employees, as stockholders, a stake in the financial success of Unisys. Unlike the Savings Plans, which are available only to employees in the United States, the GPEP covers Unisys employees worldwide. Unlike matching contributions, which would be made only to those employees who contribute to the Savings Plans, stock awards under the GPEP will be available to all eligible employees. And unlike matching contributions, which would be based solely on employee contributions rather than on corporate achievements, awards under the GPEP will be performance-based. Unisys therefore believes that the GPEP will enhance performance and foster teamwork on a company-wide basis more effectively than would company matching contributions.

     For the reasons set forth above, the Board of Directors opposes the foregoing Stockholder Proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THE FOREGOING STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

         SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The TCW Group, Inc., 865 South Figueroa Street, Los Angeles, California 90017, has filed a Schedule 13G with the Securities and Exchange Commission dated January 21, 1995 reporting beneficial ownership of 17,449,919 shares (or 10%) of Unisys Common Stock. The TCW Group, Inc. has reported sole voting power and sole dispositive power with respect to all such shares.

     Shown below is certain information with respect to beneficial ownership of Unisys Common Stock (or Stock Units) and non-voting Series A Cumulative Convertible Preferred Stock, as of March 1, 1995, of all directors and director nominees individually, as furnished by them, each of the executive officers named on page 11, and all directors and executive officers of Unisys as a group. The percentage of outstanding shares of Unisys capital stock beneficially owned by each director and named executive officer does not exceed one percent of the class so owned. All directors and executive officers as a group beneficially own 1.4% of the shares of Unisys Common Stock deemed outstanding.

                                                                                      ADDITIONAL
                                                                                      SHARES OF
                                                                                        COMMON
                                                      NUMBER OF       NUMBER OF         STOCK
                                                      SHARES OF       SHARES OF         DEEMED
                                                      PREFERRED        COMMON         BENEFICIALLY
                  BENEFICIAL OWNER                    STOCK(1)       STOCK(1)(2)       OWNED(3)
- ----------------------------------------------------- ---------      -----------      ----------
J. P. Bolduc.........................................     --             4,732                --
Malcolm D. Coster....................................     --                --            18,250
James J. Duderstadt..................................     --             3,895                --
Gail D. Fosler.......................................     --             2,432                --
Melvin R. Goodes.....................................     --             3,432                --
Edwin A. Huston......................................     --             3,943                --
Kenneth A. Macke.....................................     --            17,606                --
Theodore E. Martin...................................     --                --                --
Robert McClements, Jr................................     --             4,694                --
William B. Patton, Jr................................     --                --            90,416
George T. Robson.....................................     --            11,998           123,417
Alan E. Schwartz.....................................     --            16,431                --
Donald V. Seibert....................................     91             6,933                --
James A. Unruh.......................................     --            74,030           880,049
Albert F. Zettlemoyer................................     --             7,000           109,831
All directors and executive officers as a group......     91           261,280         2,157,673

- ---------------
(1) Includes shares reported by directors and executive officers as held directly or in the names of spouses, children or trusts as to which beneficial ownership may have been disclaimed.

(2) Includes 1,511 shares for Mr. Robson; 1,402 shares for Mr. Unruh and 17,565 shares for executive officers as a group, all held under the Unisys Savings Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code. With respect to such shares, executive officers have authority to direct voting. Also includes Stock Units, as described on page 16, for directors as follows: Mr. Bolduc, 1,732; Dr. Duderstadt, 2,845; Ms. Fosler, 1,432; Mr. Goodes, 3,232; Mr. Huston, 2,943; Mr. Macke, 16,406; Mr.
    McClements, 3,694; Mr. Schwartz, 7,431 and Mr. Seibert, 6,524.

(3) Shares shown are shares subject to options exercisable within 60 days following March 1, 1995.

                             EXECUTIVE COMPENSATION

     Shown below is information concerning the Unisys compensation and benefit programs.

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation paid to (i) the chief executive officer and (ii) the other four most highly compensated executive officers of Unisys (the "Named Officers") for services rendered in all capacities to Unisys for 1994, 1993 and 1992.

                                                                                 LONG TERM-COMPENSATION
                                                                          -------------------------------------
                                                                                   AWARDS             PAYOUTS
                                                                          ------------------------   ----------
                          ANNUAL COMPENSATION                             RESTRICTED    SECURITIES
- -----------------------------------------------------------------------      STOCK      UNDERLYING
                                                         OTHER ANNUAL      AWARD(S)      OPTIONS/       LTIP         ALL OTHER
       NAME AND                 SALARY(1)  BONUS(1)     COMPENSATION(2)       (3)        SARS(3)     PAYOUTS(3)   COMPENSATION(4)
  PRINCIPAL POSITION     YEAR     ($)         ($)             ($)             ($)          (#)          ($)             ($)
- ----------------------   -----  -------   -----------   ---------------   -----------   ----------   ----------   ---------------
James A. Unruh........   1994   793,336      420,000         65,259            --         180,000         --           73,849
  Chairman and Chief     1993   772,500      800,000             --            --         200,000         --           42,160
  Executive Officer      1992   720,834    1,080,000         56,608            --         200,000         --           27,809

Albert F.
  Zettlemoyer.........   1994   340,004      100,000         10,590            --          60,000         --           17,750
  Executive Vice         1993   290,004      160,000         26,242            --          45,000         --           27,435
    President            1992   227,922      165,000             --            --          30,000         --           13,748

Malcolm D.
  Coster(5)...........   1994   248,970      223,139             --            --          73,000         --            6,287
  Senior Vice
    President

William B. Patton,
  Jr. ................   1994   400,004      118,000          1,708            --          45,000         --           36,700
  Senior Vice            1993   395,004      225,000             --            --          50,000         --           27,871
    President            1992   378,334      215,000         37,452            --          50,000         --           24,693

George T. Robson......   1994   355,002      110,000          3,772            --          60,000         --           20,775
  Senior Vice President  1993   336,670      190,000             --            --          55,000         --           18,595
  and  Chief Financial   1992   308,340      263,000             --            --          50,000         --            3,934
  Officer

- ---------------
(1) Amounts shown include compensation deferred under the Deferred Compensation Plan for Executives of Unisys Corporation or the Unisys Savings Plan.

(2) Amounts shown for Mr. Unruh are tax reimbursements and personal benefits, including, for 1994, financial services of $14,500 and an assumed benefit of $15,320 in respect of the interest-free loan described on page 15. Amounts shown for the other Named Officers are tax reimbursements. No amounts are shown in respect of personal benefits for Mr. Unruh for 1993 or for any of the other Named Officers because the aggregate amount of such personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of such officer as reported in the above table.

(3) Although the 1990 Unisys Long-Term Incentive Plan permits grants of restricted stock and free-standing stock appreciation rights and the payment of performance awards, no such grants or payments were made.

(4) Amounts shown are the full amount of premiums paid by Unisys for life insurance under split-dollar arrangements.

(5) Mr. Coster became an executive of Unisys in April 1994.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth further information on grants of stock options during 1994 to the Named Officers pursuant to the 1990 Unisys Long-Term Incentive Plan (the "1990 Plan"). No stock appreciation rights ("SARs") were granted during 1994.

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                                                           ANNUAL RATES OF STOCK
                                                                                            PRICE APPRECIATION
                                 INDIVIDUAL GRANTS                                          FOR OPTION TERMS(1)
- -----------------------------------------------------------------------------------   -------------------------------
                                                   % OF
                                    NUMBER OF      TOTAL
                                    SECURITIES    OPTIONS
                                    UNDERLYING    GRANTED    EXERCISE
                                     OPTIONS        TO        OR BASE
                                    GRANTED(2)   EMPLOYEES   PRICE(3)    EXPIRATION
              NAME                     (#)        IN 1994     ($/SH)      DATE(4)     0% ($)     5% ($)     10% ($)
- --------------------------------    ----------   ---------   ---------   ----------   ------   ----------  ----------
James A. Unruh..................      180,000       4.0       11.1250      4/28/04      --      1,261,575   3,183,975
Albert F. Zettlemoyer...........       60,000       1.3       11.1250      4/28/04      --        420,525   1,061,325
Malcolm D. Coster...............       60,000       1.3       14.3750      4/04/04      --        543,375   1,371,375
                                       13,000       0.3       11.1250      4/28/04      --         91,114     229,954
William B. Patton, Jr. .........       45,000       1.0       11.1250      4/28/04      --        315,394     795,994
George T. Robson................       60,000       1.3       11.1250      4/28/04      --        420,525   1,061,325

- ---------------

(1) Illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming specified compounded rates of appreciation on Unisys Common Stock over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.

(2) Options granted to the Named Officers in 1994 were granted on April 28, 1994 and, in the case of Mr. Coster, April 4, 1994. Options become exercisable in four equal annual installments, beginning one year after the date of grant. Options become immediately exercisable in the event of a change in control (as defined in the 1990 Plan).

(3) The exercise price per share is the fair market value (calculated as the average of the high and low sales prices reported on the Composite Tape for New York Stock Exchange Listed Companies) of a share of Unisys Common Stock on the date of grant. Options may be exercised with cash and/or with other shares of Unisys Common Stock or with any other form of consideration permitted by the Compensation and Organization Committee.

(4) The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to (i) stock option exercises by the Named Officers during 1994 and (ii) unexercised stock options and SARs held by the Named Officers at December 31, 1994.

                                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                      OPTIONS/SARS AT               OPTIONS/SARS AT
                                                                     DECEMBER 31, 1994           DECEMBER 31, 1994(2)
                                SHARES ACQUIRED      VALUE                  (#)                           ($)
                                  ON EXERCISE     REALIZED(1)   ---------------------------   ---------------------------
             NAME                     (#)             ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ------------------------------  ---------------   -----------   -----------   -------------   -----------   -------------


James A. Unruh................       20,000         122,500       735,049        430,000       1,575,000        --
Albert F. Zettlemoyer.........         --              --          76,081        108,750          59,994        --
Malcolm D. Coster.............         --              --            --           73,000            --          --
William B. Patton, Jr.........         --              --          54,166        107,500          81,247        --
George T. Robson..............       40,000         255,000        82,167        126,250         120,002        --

- ---------------

(1) Difference between the fair market value (the average of the high and low sales prices reported on the Composite Tape for New York Stock Exchange Listed Companies) of Unisys Common Stock at the date of exercise and the exercise price.

(2) Difference between the fair market value (the average of the high and low sales prices reported on the Composite Tape for New York Stock Exchange Listed Companies) of Unisys Common Stock at December 30, 1994 and the exercise price.

PENSION PLANS

     The table below shows the aggregate annual amounts at age 65 that would be received from the Unisys Pension Plan (the "Pension Plan"), the Supplemental Executive Retirement Plan (the "Supplemental Plan") and the Elected Officer Pension Plan (the "Officer Plan").

                                                          YEARS OF SERVICE
                                  -----------------------------------------------------------------
          ASSUMED FINAL                                                                      30
      AVERAGE COMPENSATION           10            15            20            25          OR MORE
- --------------------------------- ---------     ---------     ---------     ---------     ---------
     $ 200,000................... $  80,000     $  90,000     $ 100,000     $ 110,000     $ 120,000
        300,000..................   120,000       135,000       150,000       165,000       180,000
        400,000..................   160,000       180,000       200,000       220,000       240,000
        500,000..................   200,000       225,000       250,000       275,000       300,000
        600,000..................   240,000       270,000       300,000       330,000       360,000
        700,000..................   280,000       315,000       350,000       385,000       420,000
        800,000..................   320,000       360,000       400,000       440,000       480,000
        900,000..................   360,000       405,000       450,000       495,000       540,000
      1,000,000..................   400,000       450,000       500,000       550,000       600,000
      1,100,000..................   440,000       495,000       550,000       605,000       660,000
      1,200,000..................   480,000       540,000       600,000       660,000       720,000
      1,300,000..................   520,000       585,000       650,000       715,000       780,000
      1,400,000..................   560,000       630,000       700,000       770,000       840,000
      1,500,000..................   600,000       675,000       750,000       825,000       900,000

     Final Average Compensation generally corresponds to the amounts shown in the Summary Compensation Table under the headings Salary and Bonus. However, Final Average Compensation is calculated using the individual's highest 60 consecutive months of compensation out of the final 120 months of employment and thus will differ somewhat from the amounts shown in the Summary Compensation Table. Final Average Compensation for the eligible Named Officers as of March 1, 1995 is as follows: J. A. Unruh -- $1,245,800; A. F. Zettlemoyer -- $380,800; M.
D. Coster -- $561,600; W. B. Patton -- $557,500; G. T. Robson -- $461,500. Full
years of credited service under the pension plans for the eligible Named Officers as of March 1, 1995 are as follows: J. A. Unruh -- 14 years; A. F. Zettlemoyer -- 8 years; W. B. Patton -- 3 years; G. T. Robson -- 12 years. Mr. Coster has 11 months of credited service under a subsidiary pension plan.

     The Pension Plan and Supplemental Plan generally are available to all employees located in the United States. The Officer Plan is available to officers, including the Named Officers, who satisfy certain minimum service requirements. The aggregate pension amount payable under the Officer Plan is offset by benefits paid under the Pension Plan, the Supplemental Plan and any applicable subsidiary plan. The amounts shown in the table are computed on a single life annuity basis and are subject to a 50% deduction of the participant's primary social security benefit.

EMPLOYMENT AGREEMENT

     Effective July 1, 1994, Unisys entered into a three-year employment agreement with James A. Unruh, covering the terms and conditions of Mr. Unruh's employment as Chairman of the Board and Chief Executive Officer. This employment agreement replaces and supersedes a prior employment agreement that had been in effect since 1991. The new agreement provides for a minimum base salary of $800,000, subject to periodic review by the Compensation and Organization Committee, and eligibility for an annual bonus award at a target bonus level of not less than 100% of base salary. The actual bonus payable, if any, is to be determined by the Compensation and Organization Committee in its sole discretion. Mr. Unruh is eligible to participate in the benefit programs generally made available to executive officers and is eligible to receive stock option and other long-term incentive awards under the 1990 Plan. If Mr. Unruh's employment is terminated under certain circumstances, Mr. Unruh will be entitled to receive continued payment of his base salary and bonus (based on the average percentage of his last three annual bonus payments) for the remainder of the term of the agreement (with a minimum of one year's salary plus bonus). He will also be entitled to full vesting in his pension benefit under the Officer Plan, continued medical coverage until age 55 and any post-retirement medical and life insurance coverage as is then generally available to officers thereafter, full vesting in outstanding awards under the 1990 Plan and an extension of the repayment period on his home mortgage loan. The agreement provides that under certain circumstances that constitute a "change in control" (generally, the acquisition by any person of the beneficial ownership of 20% or more of Unisys voting securities or a change in the composition of a majority of the Board of Directors), the term of the agreement will be automatically extended for a period of three years from the date of the change in control. Further, under certain circumstances that constitute a "potential change in control" (generally, the acquisition by any person of the beneficial ownership of 9.9% or more of Unisys voting securities or certain agreements or actions which, if consummated, would result in a change in control), the Compensation and Organization Committee, in its discretion, may elect to fund Mr. Unruh's pension benefit through a grantor trust. If an actual change in control occurs, the funding of the trust, if any, will become irrevocable. If an actual change in control occurs and all or any portion of Mr. Unruh's pension benefit has not been funded through the grantor trust, Unisys will pay to Mr. Unruh a single sum cash payment in an amount equal to the present value of that portion of his pension benefit that has not been so funded. Mr. Unruh is also party to a change in control agreement with

Unisys, as described below. Under no circumstances will Mr. Unruh receive duplicate payments under the change in control agreement and his employment agreement. Salary and bonus paid to Mr. Unruh pursuant to the employment agreements in respect of 1994 have been included in the Summary Compensation Table on page 11.

CONSULTING AGREEMENT

     Effective December 31, 1994, William B. Patton, Jr. retired as an officer and employee of Unisys. Also as of that date, Unisys and Mr. Patton entered into an agreement under which Mr. Patton will provide consulting services to Unisys for a one-year term ending on December 31, 1995. During the term, Mr. Patton will be entitled to receive aggregate payments of $410,000. Mr. Patton will also be entitled to a bonus fee, payable in March 1996, calculated as a percentage (to be based upon the average of certain bonus payouts for 1995) of $410,000. Under the agreement, Unisys will provide post-retirement life insurance coverage, and will pay for financial counseling and other services provided to Mr. Patton in 1995. For purposes of the Unisys Elected Officer Pension Plan, Mr. Patton will be credited with an additional one year of service, and amounts paid to him pursuant to the agreement will be included in the calculation of Final Average Compensation.

CHANGE IN CONTROL EMPLOYMENT AGREEMENTS

     Unisys has entered into change in control employment agreements with its executive officers including the Named Officers. The agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control (as defined on page
14). Each agreement has a term ending on the earlier to occur of the third anniversary of the date of such change in control or the executive's normal retirement date under the Unisys retirement plans. Unisys may cancel the agreements at any time prior to a potential change in control. These agreements, which are the same for each executive, provide that in the event of a change in control each executive will have specific rights and receive certain benefits. Those benefits include the right to continue in the employ of Unisys during the term, performing such duties as are comparable to those being performed immediately prior to the change in control and at comparable compensation levels. The rights and benefits will continue throughout the term if, after such change in control, either the executive's employment is terminated without cause or the executive terminates employment for certain enumerated reasons, including a significant reduction in the executive's compensation, duties, title or reporting responsibilities or a change in the executive's job location. The executive is under no obligation to mitigate amounts payable under these agreements and, to the extent the executive has a separate employment agreement with Unisys with conflicting provisions, the executive is allowed the greater entitlement.

INDEBTEDNESS OF MANAGEMENT

     Certain of the executive officers of Unisys have received no-interest loans from Unisys. The loans, which were made in connection with the officer's purchase of a principal residence upon relocation, are generally for a 20-year term (assuming continued employment with Unisys), are evidenced by promissory notes and are secured by second mortgages. The maximum amounts outstanding during the period between January 1, 1994 and March 1, 1995 for each of the following were: G. R. Gazerwitz, $260,000; J. F. McHale, $127,500; J. A. Unruh, $495,000. The principal amount of Mr. Unruh's loan as of March 1, 1995 was $245,000. Mr. Gazerwitz's loan was repaid in December 1994.

COMPENSATION OF DIRECTORS

     In 1994, non-employee directors of Unisys received a monthly director's fee of $1,250 plus an attendance fee of $750 for each Board of Directors and Board Committee meeting attended. Each non-employee director also received a monthly retainer in the form of common stock equivalent units ("Stock Units") having a value of $1,000. At the election of a director, Board and meeting fees could be paid in the form of Stock Units rather than in cash. The value of each Stock Unit at any point in time is equal to the value of one share of Unisys Common Stock. Stock Units are recorded in a memorandum account maintained for each director. Dividend equivalents, if any, are also credited to the account. A director's Stock Unit account is payable in cash only, upon termination of service. Directors do not have the right to vote with respect to any Stock Units. Directors also have the opportunity to defer until termination of service all or a portion of their cash fees. Any deferred cash amounts, and earnings or losses thereon, are recorded in a memorandum account maintained for each director. The right to receive future payments of Stock Unit accounts and deferred cash accounts is an unsecured claim against the general assets of Unisys. Directors who are employees of Unisys do not receive any cash or Stock Unit fees for their services as directors.

             REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE

COMPENSATION PROGRAM AND POLICIES

     The executive compensation program of Unisys is administered by the Compensation and Organization Committee (the "Committee"). The Committee is composed of four outside directors. As part of its duties, the Committee reviews compensation levels of elected officers, evaluates performance and considers management succession and related matters. The Committee also administers the various Unisys incentive plans, including its executive annual variable compensation plan and its long-term incentive plan.

     The Unisys executive compensation program is designed to attract and retain executives who will contribute to the success of Unisys, to reward executives for achieving both financial and strategic company goals, to link executive and stockholder interests through equity-based plans and to provide a compensation package that recognizes individual contributions as well as overall business results. As a result, a substantial portion of each executive's total compensation is intended to be variable and to be tied closely to the performance of Unisys and the executive's business unit, as well as the attainment of the executive's individual goals.

     Each year the Committee conducts a review of the Unisys executive compensation program. For 1994, the Committee analyzed the elements of the executive compensation program in comparison to executive compensation programs maintained by public corporations that represent Unisys most direct competitors for executive talent. These companies (the "peer companies") consist of the principal companies included in the peer group index in the Performance Graph on page 20 of this Proxy Statement and approximately 20 additional companies in various industries whose annual revenue is comparable to that of Unisys.

     The three key components of the Unisys executive compensation program for 1994 were base salary, short-term incentive payments and long-term incentive awards in the form of stock options. Target levels for each of these three elements of compensation were determined with reference to the competitive marketplace, with overall compensation target levels intended to be at approximately the 50th percentile for comparable positions at the peer companies.

     For tax years beginning on or after January 1, 1994, the Internal Revenue Code limits the ability of a publicly held corporation to deduct compensation in excess of $1 million paid to the executives named in the Summary Compensation Table for that year. Compensation paid under short-term and long-term incentive plans may be exempt from the deductibility limitations if the plans meet certain criteria. Under transition rules in effect until 1997 for certain plans previously approved by stockholders, stock option grants under the long-term incentive plan of Unisys, and amounts received on exercise of such options, are not considered compensation subject to the limitations. As permitted by the transition rules, the Committee established, as more particularly described below, a performance threshold and a maximum payment amount for Mr. Unruh's 1994 bonus under the short-term incentive plan, which will qualify that payment for exemption from the deductibility limitations.

     Unisys policies with respect to each of the elements of its executive compensation program, as well as the basis for the compensation awarded to Mr. Unruh, are discussed below.

BASE SALARY

     Each year the Committee determines a salary range for executive officers. The midpoint of the range for each position is targeted at the 50th percentile for comparable positions at the peer companies. Individual salaries within the range are determined primarily by individual performance, level of responsibility and experience. As a result, the base salary of any executive officer may be set at, above or below the 50th percentile, depending upon individual circumstances.

SHORT-TERM INCENTIVE PAYMENTS

     In 1993, the stockholders of Unisys approved the Unisys Executive Annual Variable Compensation Plan. This plan's stated purpose is to motivate and reward elected officers and other key executives for the attainment of individual and/or corporate performance goals. Under the plan, the Committee has the discretion to determine the conditions (including performance objectives) applicable to annual award payments and the amounts of such awards. For 1994, all of the current executive officers of Unisys participated in the plan. With respect to executives other than Mr. Unruh, awards under the plan were generally determined as follows.

     Early in 1994, performance goals were established for participating executives based upon the following: financial performance of Unisys and, in the case of certain executives, the executive's business unit (specifically, achievement of pre-established revenue, profit and cash flow objectives) and enhanced organizational capability (particularly, the contribution of the relevant business unit to the implementation of Unisys strategic plan and the achievement, by the executive's business unit, of non-financial goals such as culture change).

     Executives participating in the plan were also assigned target award amounts for 1994, which were typically stated as a percentage of salary paid during the year (ranging, in the case of elected officers other than Mr. Unruh, from 40% to 65%). Target award amounts were designed to be at approximately the 60th percentile for the peer companies in order to place a greater emphasis on the variable, short-term component of total compensation. Actual awards could range from zero to 150% of target, depending upon the Committee's evaluation of the executive's achievement of his or her goals.

     Award amounts were not calculated by formula, and the Committee had the discretion to vary award amounts depending upon its evaluation of individual performance, customer satisfaction ratings and the like.

In general, however, award payments for 1994 were based approximately 20% on enhanced organizational capability and approximately 80% on the achievement of financial performance goals (with the revenue, profit and cash flow components having approximate weights of 35%, 35% and 30%, respectively). No award was made in respect of the applicable revenue component unless minimum target levels were achieved.

     As set forth on page 11, Malcolm D. Coster became a Senior Vice President of Unisys in April 1994. In connection with his employment, Mr. Coster was guaranteed a 1994 incentive award equal to 100% of his full year target. This action was taken with a view to making Mr. Coster's overall compensation for 1994 comparable to his compensation prior to joining Unisys. The guarantee was applicable to 1994 only and does not extend to subsequent years.

LONG-TERM INCENTIVE AWARDS

     Under the Unisys 1990 Long-Term Incentive Plan, stock options may be granted to executive officers and other key employees of Unisys. The size of stock option awards is based primarily on the individual's responsibilities and position with the company and, for executive officers other than Mr. Unruh, is intended to be at approximately the 40th percentile for comparable positions at the peer companies. The Committee does not determine the size of such grants by reference to the amount or value of stock options currently held by an executive officer.

     Stock options are designed to align the interests of executives with those of stockholders. Stock options are granted with an exercise price equal to the market price of Unisys Common Stock on the date of grant, and current grants vest over four years. This approach is designed to encourage the creation of stockholder value over the long term since no benefit is realized unless the price of the Common Stock rises over a number of years.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Total salary paid to Mr. Unruh for 1994 was $793,336. As set forth in the Committee's report for 1993, Mr. Unruh's base salary was set at $780,000 in March 1993. After taking into account a comparison of base salaries of chief executive officers of the peer companies, the Committee increased Mr. Unruh's annual base salary to $800,000 in May 1994. This amount is reflected in the employment agreement described on page 14. Mr. Unruh's current salary is at approximately the 50th percentile for chief executive officers of the peer companies.

     Under his employment agreement, Mr. Unruh is eligible for an annual bonus award at a target of not less than 100% of salary paid during the year. The target bonus amount is substantially above the 50th percentile for the peer companies and reflects the Committee's decision to emphasize short-term performance as a component of Mr. Unruh's total compensation. Under the employment agreement, the actual bonus amount payable to Mr. Unruh, if any, is to be determined by the Committee, based upon such factors as it deems appropriate. No minimum bonus is guaranteed.

     In the first quarter of 1994, the Committee established a performance threshold and a maximum payment amount for Mr. Unruh's bonus as follows. No bonus was payable unless Unisys achieved a specified level of net income for 1994. Assuming achievement of this goal, the maximum amount payable was limited to one percent of net income for the year. For 1994, net income was $100.5 million. This amount satisfied the performance threshold established by the Committee. Subject to the maximum referred to above, the Committee retained the discretion to determine the amount of bonus actually paid to Mr. Unruh. In making its determination, the Committee evaluated Mr. Unruh's achievement of other goals set at the beginning of 1994. These goals consisted of (1) corporate financial objectives (predetermined levels of revenue, profit and cash flow),
(2) revenue growth objectives for specified products and services and (3) various non-financial personal and organizational goals. Specific weights were not assigned to the various goals or to the components of corporate financial objectives. Based on its overall assessment, the Committee awarded Mr. Unruh a bonus of $420,000, or 53% of target for 1994.

     In 1994, Mr. Unruh received options to purchase 180,000 shares of Common Stock at an exercise price of $11.1250 per share. The size of this grant was set significantly below the 50th percentile for chief executives of the peer companies in order to place Mr. Unruh's total target compensation (salary, bonus and stock options) at or near the 50th percentile.

                                          Compensation and Organization
                                          Committee

                                                Melvin R. Goodes
                                                Kenneth A. Macke
                                                Alan E. Schwartz
                                                Donald V. Seibert

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation and Organization Committee are Melvin R. Goodes, Kenneth A. Macke, Alan E. Schwartz and Donald V. Seibert. During 1994, the law firm of Honigman Miller Schwartz and Cohn, of which Alan E. Schwartz is a member, provided legal services to Unisys.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on Unisys Common Stock during the five fiscal years ended December 31, 1994 with the cumulative total return on the S&P 500 Index and the S&P Computer Systems Index. The comparison assumes $100 was invested on December 31, 1989 in Unisys Common Stock and in each of such indices and assumes reinvestment of dividends.

      Measurement Period          Unisys Cor-     S&P 500 In-    S&P Computer
    (Fiscal Year Covered)          poration           dex        Systems Index
1989                                    100             100             100
1990                                  17.52           96.88          112.06
1991                                  28.90          126.42           99.58
1992                                  70.95          136.08           73.10
1993                                  88.46          149.80           75.87
1994                                  60.44          151.78           97.98

                           GENERAL AND OTHER MATTERS

POLICY ON CONFIDENTIAL VOTING

     It is the policy of Unisys that all stockholder proxies, ballots and voting materials that identify the vote of a specific stockholder shall, if requested by that stockholder on such proxy, ballot or materials, be kept permanently confidential and shall not be disclosed to Unisys, its affiliates, directors, officers and employees or to any third parties except as may be required by law, to pursue or defend legal proceedings or to carry out the purpose of, or as permitted by, the policy. Under the policy, vote tabulators and inspectors of election are to be independent parties who are unaffiliated with and are not employees of Unisys. The policy provides that it may, under certain circumstances, be suspended in the event of a proxy solicitation in opposition to a solicitation of management. Unisys may at any time be informed whether or not a particular stockholder has voted. Comments written on proxies or ballots, together with the name and address of the commenting stockholder, will also be made available.

STOCKHOLDER PROPOSALS

     Any stockholder proposal to be considered by Unisys for inclusion in the proxy materials for the 1996 Annual Meeting of Stockholders must be received by Unisys no later than November 17, 1995.

OTHER MATTERS

     At the date of this Proxy Statement, the Board of Directors knows of no matter other than the matters described herein that will be presented for consideration at the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the shares represented by the proxies signed and returned by stockholders will, unless stockholders otherwise specify, be voted thereon in the discretion of the persons voting such shares.

     The cost of soliciting proxies will be borne by Unisys. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of Unisys Common Stock. Solicitation may also be made personally, or by telephone or telegraph, by directors, officers and regular employees of Unisys without additional compensation. In addition, Unisys has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $9,500, plus expenses.

                                  By Order of the Board of Directors,

                                  /s/ HAROLD S. BARRON
                                  ---------------------
                                  Harold S. Barron
                                  Senior Vice President,
                                  General Counsel and Secretary

Dated: March 16, 1995

                              UNISYS CORPORATION


              PROXY FOR ANNUAL MEETING TO BE HELD APRIL 27, 1995

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED HEREBY APPOINTS MELVIN R. GOODES, ALAN E. SCHWARTZ AND JAMES A. UNRUH, AND EACH OF THEM, PROXIES, WITH POWER OF SUBSTITUTION, TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED IS ENTITLED TO VOTE AT THE 1995 ANNUAL MEETING OF STOCKHOLDERS OF UNISYS CORPORATION, AND AT ANY ADJOURNMENT THEREOF, AS DIRECTED ON THE REVERSE SIDE HEREOF WITH RESPECT TO THE ITEMS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS CARD ALSO PROVIDES VOTING INSTRUCTIONS (FOR SHARES CREDITED TO THE ACCOUNT OF THE UNDERSIGNED, IF
ANY) TO THE TRUSTEE FOR THE UNISYS SAVINGS PLAN AND THE UNISYS RETIREMENT INVESTMENT PLAN (THE "SAVINGS PLANS") AS MORE FULLY DESCRIBED ON PAGE 1 OF THE PROXY STATEMENT.

 PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY/VOTING INSTRUCTION CARD IN THE
                              ENCLOSED ENVELOPE

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                              UNISYS CORPORATION
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/


      A VOTE FOR ITEMS 1 AND 2 AND AGAINST                                     WITHHELD        FOR
      ITEMS 3 AND 4 IS RECOMMENDED BY THE                         FOR all      from all        except nominee(s) listed below:
P     BOARD OF DIRECTORS
R                                                                 / /          / /             / /     _______________________
O     1.  Election of Directors-
X         Nominees: Theodore E. Martin, Alan E. Schwartz
Y         and James A. Unruh                                      FOR          AGAINST         ABSTAIN

      2.  Ratification of Selection of Independent Auditors       / /          / /             / /

                                                                  FOR          AGAINST         ABSTAIN

      3.  Stockholder Proposal on Executive Compensation          / /          / /             / /


                                                                  FOR          AGAINST         ABSTAIN

      4.  Stockholder Proposal on Company Matching                / /          / /             / /
          Contributions

          Mark Here to Receive an Admission                       / /
          Ticket to the Meeting

          Mark Here to Have Your                                  / /
          Vote Remain Confidential


                                               Date ______________________, 1995

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 AND 4 AND THE TRUSTEE FOR THE SAVINGS PLANS WILL VOTE AS DESCRIBED ON PAGE 1 OF THE PROXY STATEMENT.

_________________________________  _____________________________________________
Signature                          Signature

NOTE: Please sign exactly as name appears hereon. For joint accounts both owners should sign. When signing as executor, administrator, attorney, trustee, guardian, corporate officer, etc., please give your full title.